SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 16, 2005

FLOWSERVE CORPORATION

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-13179 (Commission File Number)	31-0267900 (I.R.S. Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas (Address of principal executive offices)	75039 (Zip Code)

Registrant’s telephone number, including area code: (972) 443-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 16, 2005, the board of directors (the “Board”) of Flowserve Corporation (the “Company”) finalized the establishment of performance criteria applicable to the Company’s Long-Term Incentive Cash Plan (the “Long-Term Incentive Cash Plan”) and Annual Incentive Plan (the “Annual Incentive Plan”) for cash bonuses that certain salaried employees of the Company, including its executive officers, are eligible to earn. Any bonuses under the Long-Term Incentive Cash Plan will be earned during 2005 through 2007, to be paid out in 2008. Any bonuses under the Annual Incentive Plan will be earned during 2005, to be paid out in 2006.

Under the Long-Term Incentive Cash Plan, the performance measure is the average return on invested capital over a three-year performance period. The return on invested capital target will be set at the beginning of each three-year performance period based on benchmark data. Actual amounts payable under the Long-Term Incentive Cash Plan can range from 0% to 200% of the target amounts, based upon the extent to which performance under the foregoing criteria meets, exceeds, or is below the target.

Under the Annual Incentive Plan, the primary performance measures are operating income and cash flow in addition to certain local performance criteria. Actual amounts payable under the Annual Incentive Plan can range from 0% to 200% of the target amounts, based upon the extent to which performance under the foregoing criteria meets, exceeds, or is below the target.

Signature

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff
Ronald F. Shuff
Vice President, Secretary and General Counsel

Date: February 23, 2005

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